Exhibit 10.1

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into on August 9, 2018 by and among NuLife Sciences, Inc., a Nevada corporation (“Pubco”), NuLife Acquisition Corporation, a Louisiana corporation and a wholly-owned subsidiary of Pubco (“Merger Sub”), and LJR Security Services, Inc., a Louisiana corporation (“LJR”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Pubco Merger Sub and LJR have each approved and determined that it is advisable and fair to and in the best interest of their respective corporations and shareholders for Merger Sub to be merged with and into LJR with LJR being the surviving corporation, on the terms and conditions set forth herein (the “Merger”);

WHEREAS, the Board of Directors of (i) Pubco in accordance with the Nevada Revised Statutes (the “NRS”), and (ii) Merger Sub and LJR have approved the Merger, this Agreement and the transactions contemplated hereby in accordance with the Louisiana Business Corporation Act (the “LBCA”), and upon the terms and subject to the conditions set forth herein and in the Articles of Merger in the form attached hereto as Exhibit A (the “Articles of Merger” and together with this Agreement, collectively, the “Merger Documents”); and the Board of Directors of Pubco has approved the Merger Documents and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of LJR recommended to its sole stockholder (the “LJR Stockholder”) that the LJR Stockholder should approve, by written consent pursuant to this Agreement and the Articles of Merger and the transactions contemplated hereby and thereby, including without limitation, the Merger, and Pubco, as the sole stockholder of Merger Sub, has approved this Agreement, the Articles of Merger and the transactions contemplated hereby and thereby, including without limitation, the Merger;

WHEREAS, Pubco, LJR and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe various conditions to the Merger;

WHERAS, for United States federal income tax purposes, it is intended that the merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is hereby adopted as a plan of reorganization with the meaning of Section 368(a) of the Code; and

WHEREAS, certain capitalized terms shall have the meaning set forth in Section 9.11.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

Article I.
THE MERGER

Section 1.01        Merger.  Subject to and upon the terms and conditions of this Agreement and the Articles of Merger, at the Effective Time (as defined below), Merger Sub shall be merged with and into LJR in accordance with LBCA, the separate legal existence of Merger Sub shall cease, LJR shall be the surviving corporation of the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Louisiana under the name “Louisiana Security Services, Inc.,” (or a derivative thereof) and the Surviving Corporation shall succeed to and assume all of the rights and obligations of Merger Sub in accordance with the LBCA and the Articles of Merger shall become, as a result of the Merger, a wholly-owned Subsidiary of Pubco. Pubco and LJR shall cooperate and use good faith and commercially reasonable efforts to cause the Merger to be treated as a tax-free reorganization pursuant to Section 368 of the Code.

Section 1.02        Closing. Unless this Agreement shall have been terminated pursuant to Section 8.01, the closing of the Merger (the “Closing”) will take place at 10:00 p.m., EST, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Legal Requirements) of such conditions at such time), unless another time or date is agreed to by the parties hereto. The Closing shall be held at such location as is agreed to by the parties hereto. By agreement of the parties, the Closing may take place by delivery of documents required to be delivered hereby by facsimile or other electronic transmission, including by email attachment.

Section 1.03        Effective Time of the Merger.  Substantially simultaneously with and as a condition to the Closing, Pubco and LJR will cause the Articles of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Louisiana in accordance with the relevant provisions of the LBCA and such Persons (and Pubco to the extent required by the Legal Requirements) shall make all other filings or recordings required under the LBCA and/or otherwise. The Merger shall become effective at such time as the Articles of Merger shall have been duly filed with the Secretary of State of the State of Louisiana or at such later date or time as may be agreed by the parties in writing and specified in the Articles of Merger (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.04        Effects of the Merger.  The Merger shall generally have the effects set forth in this Agreement and the applicable provisions of the LBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, assets, rights, privileges, powers and franchises of LJR and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of LJR and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05        Certificate of Incorporation and By-laws of the Surviving Corporation.

(a)                At the Effective Time, the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time (as attached hereto as Exhibit B), shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Legal Requirements.

(b)               At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (as attached hereto as Exhibit C), until thereafter amended in accordance with the provisions thereof and hereof and applicable Legal Requirements.

Section 1.06        Directors and Officers of the Surviving Corporation.

(a)                The directors of LJR at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b)               The officers of LJR at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

Section 1.07        Director and Officers of Pubco. At the Effective Time, subject to the terms and conditions of this Agreement, including Section 5.04, Pubco shall take or have taken all necessary corporate and stockholder action so that the individuals designated by LJR and as set forth on Schedule 1.07 shall at the Effective Time be the sole directors and officers of Pubco. If, however, prior to the Effective Time, any such individual(s) designated by LJR and as set forth on Schedule 1.07, is (are) unwilling or unable to serve in such officer and/or director position(s) as of the Effective Time, then LJR shall be entitled to appoint other individual(s) to serve in such officer and/or director position(s), and Pubco shall take all necessary corporate action to effect such appointments.

Section 1.08        Manner and Basis of Converting LJR Shares.

(a)                At the Effective Time, by virtue of the Merger and without any action on the part of the LJR Stockholder and/or holders of any Capital Stock of Merger Sub or Pubco:

(i)                        Each share of common stock, no par value per share, of LJR (the “LJR Common Stock”) that is owned by LJR, Pubco, Merger Sub or any other Subsidiaries of Pubco (“Cancelled Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii)                        At the Effective Time, each of the 100 shares of LJR Common Stock held by the LJR Stockholder (which constitutes all of the issued and outstanding Capital Stock of LJR), shall, by virtue of the Merger and without any action on the part of the LJR Stockholder, be converted into the right to receive (A) one thousand (1,000) shares of series D senior convertible preferred stock, par value $.001 per share, of Pubco (the “Pubco D Preferred

Shares”), which are initially convertible as of the Effective Date into fifty million two hundred thirty-nine five hundred forty-one (50,239,541) shares of common stock, par value $0.001 per share, of Pubco (the “Pubco Common Stock”), or thirty-eight percent (38%) of the fully-diluted Pubco Common Stock as of the Effective Date, which Pubco D Preferred Shares shall have the designations, powers, preferences and rights as set forth in the Certificate of Designation of the Series D Preferred Stock of Pubco, annexed hereto as Exhibit D (the "Pubco D Preferred Shares Certificate of Designation"); and (B) one (1) share of the series C super-voting preferred stock of Pubco (the “Pubco C Preferred Share” and together with the shares of Pubco D Preferred Shares being received by the LJR Stockholder pursuant to this Section 1.08(a)(ii) hereof, collectively, the “Merger Consideration Shares”), which Pubco C Preferred Share shall have the designations, powers, preferences and rights as set forth in the Certificate of Designation of the Series C Super Voting Stock of Pubco, annexed hereto as Exhibit E (the “Pubco C Preferred Shares Certificate of Designation”);

(iii)                        At the Effective Time, all shares of LJR Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the LJR Stockholder’s shares of LJR Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration Shares as contemplated by Section 1.08(a)(ii) to be issued in consideration for and upon the surrender of certificates representing all shares of LJR Common Stock owned by the LJR Stockholder in accordance with Section 1.09(a), without interest.

(iv)                        At the Effective Time, one hundred (100) shares of common stock, par value $0.001 per share of Merger Sub that shall be outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be retired, and Merger Sub shall be simultaneously merged into Surviving Corporation and the Merger Sub shall cease its existence; and

(v)                        The LJR Stockholder hereby waives all appraisal and dissenter rights under the LBCA.

Section 1.09        Exchange of Certificates.

(a)                At the Effective Time and upon surrender of a certificate representing the 100 shares of LJR Common Stock held in the name of the LJR Stockholder, Pubco shall deliver to the LJR Stockholder a stock certificate for (i) the number of shares of Pubco D Preferred Shares as determined pursuant to Section 1.08(a)(ii), and (ii) the Pubco C Preferred Share. Until surrendered as contemplated by this Section 1.09(a), each certificate held by the LJR Stockholder representing LJR Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender thereof the applicable number of shares of Pubco D Preferred Shares and Pubco C Preferred Shares, which the LJR Stockholder has the right to receive pursuant to Section 1.08(a)(ii).

(b)               In the event that LJR changes the number of shares of LJR Common Stock or securities convertible or exchangeable into or exercisable for shares of LJR Common Stock, or Pubco changes the number of shares of Pubco Common Stock or securities convertible or exchangeable into or exercisable for shares of Pubco Common Stock, issued and outstanding prior to the Effective Time, in each case as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, exchange or readjustment of shares, or other similar transaction, the Conversion Ratio shall be ratably adjusted; provided, however, that nothing in this Section 1.09(b) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(c)                Pubco agrees that it will cause the number of Pubco D Preferred Shares and Pubco C Preferred Shares into which the LJR Stockholder’s shares of LJR Common Stock are converted into at the Effective Time pursuant to Section 1.08(a)(ii), to be available at the Effective Time for such purposes. Pubco further covenants that immediately following the Effective Time, Pubco will effect cancellations of outstanding shares of Pubco Common Stock and that there will be no more than 48,669,098 pre-Merger shares of Pubco Common Stock issued and outstanding immediately prior to the Effective Time on a fully-diluted basis, and that no other pre-Merger common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities of Pubco shall be issued or outstanding, except as set forth on Schedule 1.09(c).

(d)               Neither the Merger Consideration Shares issuable to the LJR Stockholder in exchange for shares of LJR Common Stock pursuant to this Agreement nor the shares of Pubco Common Stock issuable upon conversion of the Pubco D Preferred Shares will be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any State, and each stock certificate evidencing such shares shall bear a restrictive legend substantially in the following form:

THE SHARES OF COMMON STOCK OF NULIFE SCIENCES, INC. EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

Section 1.10        Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of LJR, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of LJR, in the name of Merger Sub and otherwise) to take such action.

Article II.
REPRESENTATIONS AND WARRANTIES OF LJR

Except as set forth in the corresponding section of the LJR Disclosure Letter or otherwise herein, LJR represents and warrants to Pubco and Merger Sub as of the date hereof and as of the Closing:

Section 2.01        Organization, Standing, Subsidiaries, Etc.

(a)                LJR is a corporation duly organized and existing in good standing under the laws of the State of Louisiana and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and the Articles of Merger (collectively, the “Merger Documents”) and to consummate the transactions contemplated hereby and thereby. Copies of the Certificate of Incorporation and By-laws of LJR that have been delivered to Pubco and Merger Sub prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

(b)               Except as described in Schedule 2.01(b), LJR has no Subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.  LJR owns all of the issued and outstanding Capital Stock or membership interests of the Subsidiaries free and clear of all Liens, and the Subsidiaries have no outstanding options, warrants or rights to purchase Capital Stock or other equity securities of such Subsidiaries, other than the Capital Stock or membership interests owned by LJR.  Unless the context otherwise requires, all references in this Section 2 to “LJR” shall be treated as being a reference to LJR and the Subsidiaries taken together as one enterprise.

Section 2.02        Qualification.  LJR is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations of LJR (“Condition of LJR”) taken as a whole.

Section 2.03        Capital Structure of LJR.  The authorized Capital Stock of LJR consists of 100 shares of LJR Common Stock, of which 100 shares are issued and outstanding and owned by the LJR Stockholder; and no shares of preferred stock, none of which are issued and outstanding. All issued and outstanding shares of LJR Common Stock are duly authorized, validly issued, fully paid and non-assessable. LJR has no outstanding options, rights or commitments to issue LJR Common Stock or other Equity Securities of LJR, and there are no outstanding securities convertible or exercisable into or exchangeable for LJR Common Stock or other Equity Securities of LJR. For purposes of this Agreement, “Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or other equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

Section 2.04        Indebtedness for Borrowed Money.  Except for the Indebtedness for borrowed money and the accrued but unpaid interest owed thereon by LJR in the amounts and to the Persons set forth on Schedule 2.04 (the “LJR Exchangeable Debt”), all of which will be exchanged on a dollar for dollar basis at the Effective Time for the Pubco LJR Exchangeable Debt Notes, LJR has no Indebtedness for Borrowed Money. For purposes of this Agreement, “Indebtedness for Borrowed Money” shall mean all aggregate principal amounts of funds borrowed and accrued but unpaid interest thereon.

Section 2.05        LJR Stockholder.  The LJR Stockholder is the sole beneficial holder of the 100 shares of LJR Common Stock issued and outstanding and LJR has no other Equity Securities nor does any Person have any rights to acquire any Equity Securities. The LJR Stockholder is not a party nor subject to any voting trust, agreement or arrangement. All shares of LJR Common Stock issued and outstanding were issued to the LJR Stockholder in compliance with the Federal and State Securities laws. The LJR Stockholder has full right, power, and authority to transfer, assign, convey, and deliver his LJR Common Stock; and delivery thereof at the Effective Time pursuant to the terms and conditions of this Agreement will convey good and marketable title to such LJR Common Stock free and clear of any claims, charges, equities, liens, security interests, and encumbrances.

Section 2.06        Corporate Acts and Proceedings.  The execution, delivery and performance of the Merger Documents have been duly authorized by the Board of Directors of LJR and have been approved by the requisite vote of the LJR Stockholder, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been validly and appropriately taken, except for the filing of the Articles of Merger with the Secretary of State of the State of Louisiana.

Section 2.07        Compliance with Laws and Instruments.  To the knowledge of LJR, the business and operations of LJR have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of LJR.  The execution, delivery and performance by LJR of the Merger Documents and the consummation by LJR of the transactions contemplated by this Agreement: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing, (b) will not cause LJR to violate or contravene in any material respect (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Certificate of Incorporation or By-laws of LJR, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which LJR is a party or by which LJR or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of LJR, and (d) will not result in the creation or imposition of any material Lien upon any property or asset of LJR.

Section 2.08        Binding Obligations.  The Merger Documents constitute the legal, valid and binding obligations of LJR and are enforceable against LJR in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

Section 2.09        Broker’s and Finder’s Fees. No Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against LJR, Pubco, Merger Sub or the LJR Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity as a result of any agreement entered into by LJR.

Section 2.10        Financial Statements.  Attached hereto as Schedule 2.10 are LJR’s (i) audited consolidated balance sheets as of December 31, 2017 and December 31, 2016 (the “LJR Audited Financial Statements”), and (ii) unaudited consolidated balance sheet for the six (6) month period ending June 30, 2018 (the “Balance Sheet”) and 2017 (the “LJR Unaudited Financial Statements” and June 30, 2018 being the “Balance Sheet Date”).  The LJR Audited Financial Statement and the LJR Unaudited Financial Statements are collectively referred to as the “Financial Statements”. The LJR Audited Financial Statements (a) are in accordance with the books and records of LJR, (b) present fairly the financial condition and operating results of LJR as of the dates therein specified and for the periods therein specified, subject to normal year-end audit adjustments and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior accounting periods.

Section 2.11        [Intentionally Omitted]

Section 2.12        Absence of Undisclosed Liabilities. LJR has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in Schedule 2.12 hereto, (b) to the extent set forth on or reserved against in the Balance Sheet, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the Balance Sheet Date, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of LJR and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedules or provided to Pubco prior to closing.

Section 2.13        Changes/Indebtedness. Since the Balance Sheet Date, except as disclosed in Schedule 2.13 hereto, LJR has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Merger and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e)

cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of LJR, or (g) entered into any transaction other than in the usual and ordinary course of business.

Section 2.14        Employee Benefit Plans; ERISA. Schedule 2.14 lists all:  (i) "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to by LJR and covering employees of LJR, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA; (ii) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA (collectively, the “Company Benefit Plans”); and (ii) life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit plans, contracts (other than individual employment, consultancy or severance contracts), policies or practices of LJR providing employee or executive compensation or benefits to its employees, other than LJR benefit plans (collectively, the “Benefit Arrangements”).  Each LJR Benefit Plan and Benefit Arrangement has been maintained and administered in all material respects in accordance with applicable law.

Section 2.15        Title to Property and Encumbrances. Except as disclosed in Schedule 2.15 hereto, LJR has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by LJR in its business. Without limiting the generality of the foregoing, LJR has good and indefeasible title to all of its properties and assets reflected in the Balance Sheet, except for property disposed of in the usual and ordinary course of business since the Balance Sheet Date and for property held under valid and subsisting leases which are in full force and effect and which are not in default.

Section 2.16        Litigation. Except as set forth on Schedule 2.16, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the best knowledge of LJR, threatened against or affecting LJR or its properties, assets or business, and after reasonable investigation, LJR is not aware of any incident, transaction, occurrence or circumstance that is reasonably likely to result in or form the basis for any such action, suit, arbitration or other proceeding.  To the knowledge of LJR, LJR is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority. No legal proceeding arising under or pursuant to Environmental Laws is pending, or to the knowledge of LJR, threatened, against LJR.

Section 2.17        Disclosure. There is no fact relating to LJR that LJR has not disclosed to Pubco that materially and adversely affects or, insofar as LJR can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations or results of operations of LJR.  No representation or warranty by LJR herein and no information disclosed in the schedules or exhibits hereto by LJR contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 2.18        Contracts.  LJR has provided, or will provide Pubco, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which LJR is a party or by which it or any of its assets, products, technology, or properties are bound.

Section 2.19        Certain Business Relationships With Affiliates.  Except as set forth in Schedule 2.19 hereto, or as contemplated by employment agreements, consulting agreements and the agreements contemplated by the transactions contemplated by this Agreement, no Affiliate of LJR (a) owns any property or right, tangible or intangible, which is used in the business of LJR, (b) has any claim or cause of action against LJR, or (c) owes any money to, or is owed any money by, LJR.

Section 2.20        Tax Returns and Audits.

(a)                All required federal, state and local Tax Returns of LJR have been accurately prepared and duly and timely filed, and all federal, state and local Taxes (as defined below) required to be paid with respect to the periods covered by such returns have been paid. LJR is not and has not been delinquent in the payment of any Tax. LJR has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of LJR’s federal income Tax Returns has been audited by any governmental authority; and none of LJR’s state or local income or franchise Tax Returns has been audited by any governmental authority. The reserves for Taxes reflected on the Balance Sheet, if any, are and will be sufficient for the payment of all unpaid Taxes payable by LJR as of LJR Balance Sheet Date. Since the LJR Balance Sheet Date, LJR has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. LJR has withheld or collected from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal, state and local income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of LJR now pending, and LJR has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. LJR has not agreed, nor is it required, to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law), whether by reason of a change in accounting method or otherwise, for any Tax period for which the applicable statute of limitations has not yet expired. LJR (i) is not a party to, nor is it bound by or obligated under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”), and (ii) does not have any potential liability or obligation to any Person as a result of, or pursuant to, any such Tax Sharing Agreements.

(b)               For purposes of this Agreement, the following terms shall have the meanings provided below:

(i)                        “Tax” or “Taxes” shall mean (A) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, Capital Stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (B) any liability for the payment of any amounts described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (C) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (A) or (B).

(ii)                        “Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

Section 2.21        Questionable Payments.  Neither LJR nor any director, officer or, to the knowledge of LJR, agent, employee or other Person associated with or acting on behalf of LJR, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 2.22        Real Property.  LJR does not currently own, or has ever owned, any real property.

Section 2.23        Intellectual Property.  LJR owns or has the right to use all Intellectual Property (as hereinafter defined) necessary (a) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by LJR to other parties (together, the “Customer Deliverables”) and (b) to operate the internal systems of LJR that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the “Internal Systems”).  The Intellectual Property owned by or licensed to LJR and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the “Company Intellectual Property”).  Each item of LJR Intellectual Property will be owned or available for use by LJR immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.  LJR has taken reasonable measures to protect the proprietary nature of each item of LJR Intellectual Property.  To the knowledge of LJR, (i) no other person or entity has any rights to any of LJR Intellectual Property owned by LJR except pursuant to agreements or licenses entered into by LJR and such person in the ordinary course, and (ii) no other person or entity is infringing, violating or misappropriating any of LJR Intellectual Property.  For purposes of this Agreement, “Intellectual Property” means all patents and patent applications, copyrights and registrations thereof, computer software, data and documentation, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, trademarks, service marks, trade names, domain names and applications and registrations therefor, and other proprietary rights relating to any of the foregoing.

Article III.
REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB

Pubco and Merger Sub, jointly and severally represent and warrant to LJR as follows as of the date hereof and as of the Closing:

Section 3.01        Organization and Standing.  Pubco is a corporation duly organized and existing in good standing under the laws of the State of Nevada. Merger Sub is a corporation duly organized and existing in good standing under the laws of the State of Louisiana. Pubco and Merger Sub have heretofore delivered to LJR complete and correct copies of their respective Articles or Certificate of Incorporation and By-laws as now in effect. Pubco and Merger Sub have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets. Except as set forth on Schedule 2.01(b), neither Pubco nor Merger Sub have any Subsidiaries (except Pubco’s ownership of Merger Sub) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business. Pubco owns all of the issued and outstanding Capital Stock of Merger Sub free and clear of all Liens, and Merger Sub has no outstanding options, warrants or rights to purchase Capital Stock or other securities of Merger Sub, other than the Capital Stock owned by Pubco. Unless the context otherwise requires, all references in this Article III to “Pubco” shall be treated as being a reference to Pubco and Merger Sub taken together as one enterprise.

Section 3.02        Qualification.  Each of Pubco and Merger Sub are duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition, properties, assets, liabilities or business operations of Pubco (the “Condition of the Pubco”).

Section 3.03        Corporate Authority.  Each of Pubco and/or Merger Sub (as the case may be) has full corporate power and authority to enter into the Merger Documents and the other agreements to be made pursuant to the Merger Documents, and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Merger Documents and such other agreements and documents by Pubco and/or Merger Sub (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing. Each of the Merger Documents constitutes a legal, valid and binding obligation of Pubco and/or Merger Sub (as the case may be), each is enforceable against it and/or them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 3.04        Broker’s and Finder’s Fees.  No Person is entitled by reason of any act or omission of Pubco or Merger Sub to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of the Merger Documents, or with respect to the consummation of the transactions contemplated thereby. Pubco and Merger Sub jointly and severally indemnify and hold Company harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claims he, she or it introduced Pubco or Merger Sub to, or assisted them with, the transactions contemplated by or described herein.

Section 3.05        Capitalization.

(a)                Pubco has 500,000,000 authorized shares of capital stock consisting of (i) 475,000,000 shares of Pubco Common Stock, of which 45,182,247 shares are issued and outstanding on the date hereof, and (ii) 25,000,000 shares of preferred stock, par value $.001 per share, of which 2,000,000 Series A Preferred Shares (the “Pubco A Preferred Shares”) are authorized and 742,500 Pubco A Preferred Shares are issued and outstanding and are owned in such amounts and by such Persons set forth on Schedule 3.05(a). All outstanding shares of Capital Stock of Pubco are duly authorized, validly issued, fully paid and nonassessable and, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Pubco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Pubco Common Stock may vote. Except as set forth on Schedule 3.05(a), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Pubco is a party or by which Pubco is bound obligating Pubco to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Capital Stock or other equity securities of Pubco or obligating Pubco to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Capital Stock or other equity securities of Pubco or obligating Pubco to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Pubco to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of Capital Stock of Pubco. Except as set forth on Schedule 3.05(a) and except for the transaction contemplated by this Agreement including, but not limited to, the Equity Line, there are no agreements or arrangements pursuant to which Pubco is or could be required to register shares of Pubco Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any holder of Pubco securities with respect to securities of Pubco. Upon the Closing, Pubco’s capital structure shall be as described on Schedule 3.05(a) hereto. On August 11, 2017, Pubco adopted its 2017 Equity Incentive Plan (the “2017 Plan”), providing for the issuance of up to 7,000,000 shares of Pubco Common Stock to the Persons and on the terms and conditions set forth in the 2017 Plan including upon the exercise of stock options granted under the 2017 Plan (the “7,000,000 2017 Plan Shares”). A true and complete copy of the 2017 Plan as of the date hereof is attached as Exhibit 10.1 to the Pubco Current Report on Form 8-K filed with the SEC on August 11, 2017. The 7,000,000 2017 Plan Shares have been registered on Pubco’s Registration Statement on Form S-8 (SEC File No. 333-220077), filed with the SEC on August 21, 2017 (as amended pursuant to the Post-Effective Amendment No. 1, filed with the SEC on August 23, 2018, collectively, the “2017 Plan Registration Statement”).The 2017 Registration Statement is effective and current and the prospectus therein is eligible for use. There is no voting trust, agreement or arrangement among any of the beneficial holders of Pubco Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Pubco Common Stock. No Person has any rescission rights and/or pre-emptive rights with respect to any Pubco Common Stock or other securities of Pubco or Merger Sub.

(b)               The authorized Capital Stock of Merger Sub consists of one million (1,000,000) shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”), of which one hundred (100) shares are issued and outstanding and owned by Pubco. All of the outstanding Merger Sub Common Stock is owned by Pubco. All outstanding shares of the Capital Stock of Merger Sub are validly issued and outstanding, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any Person. Merger Sub has no outstanding options, rights or commitments to issue shares of Merger Sub Common Stock or any other Equity Security of Merger Sub, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Merger Sub Common Stock or any other Equity Security of Merger Sub.

Section 3.06        Merger Sub. Merger Sub is a wholly-owned Louisiana Subsidiary of Pubco that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing, except in preparation for and otherwise in connection with the transactions contemplated by the Merger Documents and the other agreements to be made pursuant to or in connection with the Merger Documents.

Section 3.07        Validity of Merger Consideration Shares.  The shares of Pubco D Preferred Shares and the Pubco C Preferred Share to be issued to the LJR Stockholder at the Closing pursuant to Article I and in the amounts set forth in Section 1.08(a)(ii), when issued and delivered in accordance with the terms of the Merger Documents, shall be duly and validly issued, fully paid and non-assessable and will be exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Securities Act and from the qualification or registration requirements of any applicable state “Blue Sky” or securities laws.

Section 3.08        SEC Reporting; Compliance; Etc.

(a)                Pubco filed on January 3, 2014 a registration statement on Form S-1 (SEC File No. 333-193220) under the Securities Act offering for sale to the public a maximum of 2,000,000 shares of Pubco Common Stock at a purchase price of $0.125 per share on a “best-efforts” basis (the “IPO”), which Pubco Registration Statement was declared effective by the Commission on March 16, 2014 (the “Pubco Registration Statement”).  In the IPO, the Pubco sold 1,735,800 shares of Pubco Common Stock for a price per share of $0.042 resulting in total gross proceeds to Pubco of $72,325. All such shares of Pubco Common Stock sold in the IPO were sold in arm’s length transactions and conformed to the Plan of Distribution or similar provision in such registration statement. Since September 27, 2012, Pubco has timely filed with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) all registration statements, proxy statements, information statements, current annual, quarterly and all other reports and documents required to be filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pubco has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act. Pubco has no outstanding issues or unresolved comments with the Commission.

(b)               Pubco (i) is a Smaller Reporting Company (as defined by under the Federal Securities Laws), is not a “shell company” as defined in Rule 12(b)-2 of the Exchange Act and/or Rule 144 of the Securities Act, and (ii) filed a Registration Statement on Form 8-A with the SEC on June 29, 2017 and as a result its class of Common Stock is registered pursuant to Section 12(g) of the Exchange Act.

(c)                Pubco has made available to LJR true and complete copies of all registration statements, information statements, quarterly, annual, current reports and other reports and filings filed by Pubco with the Commission since September 27, 2012 (collectively, the “Pubco SEC Documents”). None of the Pubco SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(d)               Pubco has not filed, and nothing has occurred with respect to which Pubco would be required to file, any Current Report on Form 8-K since December, 2017. Prior to and until the Closing, Pubco will provide to LJR copies of any and all amendments or supplements to the Pubco SEC Documents filed with the Commission and all subsequent registration statements and reports filed by Pubco subsequent to the filing of the Pubco SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by Pubco with the Commission or delivered to the Stockholders of Pubco.

(e)                Pubco is not an investment company under the Investment Company Act of 1940, as amended.

(f)                The shares of Pubco Common Stock are quoted on the OTCQB under the symbol “NULF” and Pubco is in compliance in all material respects with all rules and regulations of the OTCQB applicable to it and the Pubco Common Stock.

(g)               Between the date hereof and the Closing Date, Pubco shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and of the OTC Markets. There is no action or proceeding pending or, to Pubco’s knowledge after due and reasonable inquiry, threatened against Pubco by FINRA or the OTCQB with respect to any intention by such entities to prohibit or terminate the quotation of Pubco Common Stock on the OTCQB.

(h)               Pubco SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither Pubco nor any of its officers has received any notice from the Commission questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

(i)                 Pubco has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

(j)                 Pubco’s Common Stock is DTC Eligible and is not subject to any “chill” or “freeze” and Pubco has not received notice of and/or has any reason to believe it will not continue to be DTC Eligible and not subject to any freeze or chill.

(k)               Pubco is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002, and the provisions of the Exchange Act and the Securities Act relating thereto which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to Pubco.

(l)                 Pubco (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Pubco Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Pubco’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Pubco’s internal control over financial reporting.

(m)             Pubco’s auditor(s) have at all times since Pubco became subject to the reporting requirements under the Securities Act and/or the Exchange Act, been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Pubco within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services (as defined in Section 2(a)(8) of the Sarbanes-Oxley Act) performed by Pubco’s auditors for Pubco were approved as required by Section 202 of the Sarbanes-Oxley Act.

Section 3.09        Financial Statements.  The balance sheets and statements of operations, statements of changes in shareholder equity and statement of cash flow contained in the Pubco SEC Documents (the “Pubco Financial Statements”) (a) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (b) are in accordance with the books and records of Pubco and (c) present fairly in all material respects the financial condition of Pubco at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.  The annual financial statements included in Pubco’s Form 10-K for the year ended September 30, 2017 and 2016 were audited by TAAD LLP, Pubco’s independent registered public accounting firm.

Section 3.10        Governmental Consents.  All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Pubco or Merger Sub required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

Section 3.11        Compliance with Laws and Other Instruments.  The execution, delivery and performance by Pubco of the Merger Documents and the other agreements to be made by Pubco pursuant to or in connection with the Merger Documents and the consummation by Pubco and Merger Sub of the transactions contemplated by each of the Merger Documents will not cause Pubco to violate or contravene (a) any provision of law, (b) any rule or regulation of any agency or government or regulatory body, (c) any order, judgment or decree of any court, and/or (d) any provision of their respective charters or By-laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Pubco and/or Merger Sub is a party or by which Pubco and/or Merger Sub or any of its properties is bound.

Section 3.12        No General Solicitation.  In issuing the Pubco D Preferred Shares and the Pubco C Preferred Share in the Merger to the LJR Stockholder, neither Pubco nor anyone acting on its behalf has offered to sell the Pubco D Preferred Shares and the Pubco C Preferred Share by any form of general solicitation or advertising.

Section 3.13        Binding Obligations.  The Merger Documents constitute the legal, valid and binding obligations of Pubco and Merger Sub, and are enforceable against Pubco and Merger Sub, in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 3.14        Absence of Undisclosed Liabilities.  Neither Pubco nor Merger Sub has any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as set forth on Schedule 3.14, (b) to the extent set forth on or reserved against in the balance sheet of Pubco as of March 31, 2018 (the “Pubco Balance Sheet”) or the

notes to the Pubco Financial Statements, all included in Pubco’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2018 (the “3/31/18 10-Q”), (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since March 31, 2018 (the “Pubco Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Pubco or Merger Sub, taken as a whole (the “Condition of Pubco”), and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Pubco SEC Documents.

Section 3.15        Changes.  Except as set forth on Schedule 3.15, since the Pubco Balance Sheet Date, Pubco has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to Pubco’s knowledge, contingent, whether due or to become due except for current liabilities of less than $2,5000 in the aggregate incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens, or paid any obligation or liability, other than current liabilities shown on the Pubco Balance Sheet and current liabilities incurred since the Pubco Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, (d) sold, transferred or leased any of its assets, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect on the Condition of Pubco, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, or entered into any employment agreement, (j) issued or sold any shares of Capital Stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding Capital Stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of Pubco other than changes, events or conditions in the usual and ordinary course of its business of less than $2,500 in the aggregate, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of Pubco, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Pubco Balance Sheet or its statement of income for the year ended on the Pubco Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Section 3.16        Tax Returns and Audits.  All required federal, state and local Tax Returns of Pubco have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Pubco. Pubco is not and has not been delinquent in the payment of any Tax. Pubco has not had a Tax deficiency assessed against it. None of Pubco’s federal income, state and local income and franchise Tax Returns has been audited by any governmental authority. The reserves for Taxes reflected on the Pubco Balance Sheet are sufficient for the payment of all unpaid Taxes payable by Pubco with respect to the period ended on the Pubco Balance Sheet Date. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of Pubco now pending, and Pubco has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

Section 3.17        Employee Benefit Plans; ERISA There is no claim or grievance pending or threatened relating to any employment contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Pubco associate, including charges of unfair labor practices or harassment complaints. Other than the 2017 Plan, Pubco has no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by Pubco and/or Merger Sub.

Section 3.18        Litigation.  There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of Pubco, after due and reasonable investigation, threatened against or affecting Pubco and/or Merger Sub or any of their respective properties, assets or business, and after due and reasonable investigation, Pubco Sub is not aware of any incident, transaction, occurrence or circumstance that is reasonably likely to result in or form the basis for any such action, suit, arbitration or other proceeding.  Neither Pubco nor Merger Sub is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority. No legal proceeding arising under or pursuant to Environmental Laws is pending, or to the knowledge of Pubco, after due and reasonable investigation, threatened, against Pubco and/or Merger Sub.

Section 3.19        Disclosure There is no fact relating to Pubco and/or Merger Sub that Pubco and/or Merger Sub has not disclosed to LJR that materially and adversely affects or could materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations or results of operations of Pubco and/or Merger Sub.  No representation or warranty by Pubco and/or Merger Sub herein and no information disclosed in the schedules or exhibits hereto by the Pubco and/or Merger Sub contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 3.20        Contracts.  Attached hereto as Schedule 3.20 are copies of all contracts, agreements, franchises, license agreements, or other commitments to which Pubco and/or Merger Sub is a party or by which it or any of its assets, products, technology, or properties are bound (the “Pubco Contracts”).  Other than as set forth on Schedule 3.20, each of Pubco Contracts will be terminated on or before the Closing and neither Pubco nor LJR shall any obligations with respect to any such Pubco Contracts after the Closing.

Section 3.21        Questionable Payments.  Neither Pubco, Merger Sub nor any director, officer, Affiliate or, to the knowledge of the Pubco and/or Merger Sub, agent, employee or other Person associated with or acting on behalf of Pubco and/or Merger Sub, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.22        Obligations to or by Stockholders.  Except as set forth on Schedule 3.22, Pubco has no liability or obligation or commitment to any stockholder of Pubco or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Pubco, nor does any stockholder of Pubco or any such Affiliate or associate have any liability, obligation or commitment to Pubco.

Section 3.23        Takeover Statutes. The Board of Directors of Pubco has approved the Merger Documents and the transactions contemplated hereby and thereby as required to render inapplicable to such agreements and transactions NRS Chapter 92A and LBCA Section 12:1-1104, to the extent applicable. To the knowledge of Pubco, no other Takeover Statute is applicable to the Merger or the other transactions contemplated by the Merger Documents.

Section 3.24        Brokers’ and Finders’ Fees; Fees and Expenses. Pubco has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

Section 3.25        Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

Section 3.26        Interested Party Transactions Except as set forth on Schedule 3.26, no employee, contractor, consultant, officer, director or stockholder of Pubco or a member of his or her immediate family is indebted to Pubco, nor is Pubco indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of Pubco, and (c) for other employee benefits made generally available to all employees, contractors and consultants. To Pubco’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Pubco is affiliated or with whom Pubco has a material contractual relationship, or any Person that competes with Pubco. To Pubco’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Pubco (other than such contracts as relate to any such individual ownership of Capital Stock or other securities of Pubco).

Section 3.27        Intellectual Property. Pubco owns or has the right to use all Intellectual Property (as hereinafter defined) necessary (a) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by Pubco to other parties (together, the “Customer Deliverables”) and (b) to operate the internal systems of Pubco that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the “Internal Systems”).  The Intellectual Property owned by or licensed to Pubco and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the “Pubco Intellectual Property”).  Each item of Pubco Intellectual Property will be owned or available for use by Pubco immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.  Pubco has taken reasonable measures to protect the proprietary nature of each item of Pubco Intellectual Property.  To the knowledge of Pubco, (i) no other person or entity has any rights to any of Pubco Intellectual Property owned by Pubco except pursuant to agreements or licenses entered into by Pubco and such person in the ordinary course, and (ii) no other person or entity is infringing, violating or misappropriating any of Pubco Intellectual Property.  For purposes of this Agreement, “Intellectual Property” means all patents and patent applications, copyrights and registrations thereof, computer software, data and documentation, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, trademarks, service marks, trade names, domain names and applications and registrations therefor, and other proprietary rights relating to any of the foregoing.

Article IV.
CONDUCT OF BUSINESSES PENDING THE MERGER.

Section 4.01        Conduct of Business by LJR Pending the Merger.  Prior to the Effective Time, unless Pubco or Merger Sub shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a)                the business of LJR shall be conducted only in the ordinary course;

(b)               LJR shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its Capital Stock; (ii) amend its Certificate of Incorporation or By-laws except to effectuate the transactions contemplated in the Disclosures or (iii) split, combine or reclassify the outstanding LJR Common Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock;

(c)                LJR shall not (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, LJR Common Stock; (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (iv) enter into any Contract, agreement, commitment or arrangement with respect to any of the foregoing or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination; provided, however, that notwithstanding anything to the contrary provided in this Agreement or elsewhere, LJR shall be permitted to take any of the actions set forth in this Section 4.01(c) in connection with any proposed acquisition of the stock and/or assets of any Person in the security and/or security related business.

Section 4.02        Conduct of Business by Pubco and Merger Sub Pending the Merger. Prior to the Effective Time, unless LJR otherwise expressly agrees in writing or as otherwise expressly contemplated by this Agreement:

(a)                the business of Pubco and Merger Sub shall be and shall continue to be conducted only in the ordinary course;

(b)               neither Pubco nor Merger Sub shall directly or indirectly (i) redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its Capital Stock; (ii) amend its charter or by-laws other than to effectuate the transactions contemplated hereby; or (iii) split, combine or reclassify its Capital Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock;

(c)                neither Pubco nor Merger Sub shall directly or indirectly (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its Capital Stock; (ii) acquire or dispose of any assets (except for dispositions in connection with Section 4.02(a) hereof); (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing or (v) except as contemplated by Merger Documents, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business contract or enter into any negotiations in connection therewith;

(d)               neither Pubco nor Merger Sub will directly or indirectly, nor will they authorize and/or otherwise permit any director, officer, employee, advisor, consultant, Affiliate, attorney, accountant or other representative of either of them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph). Pubco will promptly advise LJR orally and in writing of any such inquiries or proposals including any Acquisition Proposal (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean direct or indirect any proposal for a merger or other business combination involving Pubco or Merger Sub or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement. Pubco will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing;

(e)                neither Pubco nor Merger Sub will directly or indirectly enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers and employees; and

(f)                directly or indirectly pay, incur and/or become liable for any liabilities and/or Indebtedness unless expressly approved in writing by LJR.

Article V.
ADDITIONAL AGREEMENTS

Section 5.01        Access and Information.  LJR, on the one hand, and Pubco and Merger Sub, on the other hand, shall each afford to the other and to the other’s accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments and records (including but not limited to Tax Returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 5.01 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information that (a) is already in such party’s possession or (b) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors or (c) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (i) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (ii) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing and (iii) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, further, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information that is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished. If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

Section 5.02        Further Actions.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Pubco, Merger Sub and LJR agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Pubco, Merger Sub and LJR shall take all such necessary action.

Section 5.03        Publicity.  No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Pubco and LJR, except as Pubco reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for the Pubco Common Stock, provided, that in such case Pubco will use its best efforts to allow LJR to review and reasonably approve any such press release or public announcement prior to its release.

Section 5.04        Appointment of Directors. The current officers and directors of Pubco shall remain post-Closing, and shall agree to accept nomination of the Persons listed as directors in Schedule 1.07 to be elected to the Board of Directors of Pubco, in each case immediately upon the Effective Time, except that the resignation and appointment of certain directors shall be delayed until compliance with Section 14(f) of the Exchange Act and rules promulgated thereunder, as set forth in Sections 1.07 and 6.02(j)(vii) hereof.  Pending appointment of the new directors, the Board of Directors of Pubco shall (i) not take any actions inconsistent with this Agreement, and (ii) take any actions reasonably requested by Stockholders holding a majority of the then-outstanding Pubco Common Stock that are required to effectuate the transactions contemplated herein or that are otherwise consented to in writing by LRJ.

Section 5.05        Post-Closing Amendment to Pubco’s Certificate of Incorporation and Reverse Stock Split. As soon as reasonably practicable following the Closing Date and subject to the discretion of Pubco’s Board of Directors following the Closing Date, Pubco and LJR shall take all required legal actions, including, but not limited to, the preparation and filing with the Secretary of State of the State of Nevada an amendment to its certificate of incorporation and an information statement on Schedule 14C under the Exchange Act (the “Schedule 14C Information Statement”), to amend Pubco’s certificate of incorporation to (i) change its corporate name to “Gulf West Security Network, Inc.” or any derivation thereof as determined by LJR, and (ii) adopt any other changes reasonably necessary to effect the provisions of this Agreement and/or as otherwise determined by Pubco. In connection with the above, Pubco shall use its commercially best efforts to obtain FINRA approval to the above pursuant to and in compliance with FINRA Rule 6490.

Section 5.06        LJR Stockholder Approval. LJR shall, in accordance with the LBCA and its Articles of Incorporation and By-laws, obtain, in lieu of holding a stockholders meeting, the written consent of the LJR Stockholder to obtain the necessary approval of this Agreement, the Merger and the transactions contemplated hereby (the “LJR Sole Stockholder Written Consent”).

Section 5.07        Pubco and Merger Sub Stockholder Approval. To the extent required by their respective certificates of incorporation and by-laws, and by NRS and LBCA (as applicable), Pubco and Merger Sub shall each obtain, in lieu of holding a stockholders meeting, the written consent of the Pubco and Merger Sub stockholders to obtain the necessary approvals of this Agreement and the transactions contemplated hereby (the “Pubco and Merger Sub Stockholder Written Consents”).

Section 5.08        No Filings.  Prior to and until the Closing, Pubco will provide to LJR copies of any and all amendments or supplements to the Pubco SEC Documents proposed to be filed with the Commission before such filing and provide LJR a reasonable opportunity to review and comment on such filings.

Section 5.09        Preparation of the Form 8-K. As promptly as practicable after the date hereof, LJR and Pubco shall cooperate and work together in good faith to prepare the Schedule 14C Information Statement, the 14f-1 Information Statement one or more Current Reports on Form 8-K under the Exchange Act (including any amendments thereof, the “Form 8-K”) as required by the Exchange Act for disclosure of the transactions contemplated hereby. LJR and Pubco shall cooperate and work together in good faith to prepare one or more, such Form 8-Ks to be filed by Pubco with the SEC, from time to time after the Closing, as required by applicable Legal Requirements. Such information statements to Form 8-Ks shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. No filing with the SEC and/or mailing to shareholders of Pubco of any of such items shall be done unless LJR has approved in writing the same.

Section 5.10        Schedule 14f-1 Information Statement. Immediately following execution of this Agreement, Pubco shall prepare an information statement required by Rule 14f-1 promulgated under the Exchange Act (“14f-1 Information Statement”) in connection with the change of control of Pubco to be effectuated by the appointment of new officers and directors at Closing, and, at least twelve (12) days prior to Closing, Pubco shall file the 14f-1 Information Statement with the SEC and mail the same to each of Pubco’s holders of Pubco Common Stock and/or other voting stock.

Section 5.11        Business Records. At Closing, Pubco shall cause to be delivered to LJR all records and documents relating to Pubco, which Pubco possesses, including, without limitation, SEC filing codes, books, records, government filings, Tax Returns, charter documents, corporate records, stock records, consent decrees, orders, and correspondence, director and stockholder minutes and resolutions, stock ownership records, financial information and records, electronic files containing any financial information and records, and other documents used in or associated with Pubco.

Section 5.12        Third Party Consents. Each of Pubco, Merger Sub and LJR shall use its commercially reasonable efforts to obtain at the earliest practicable date all consents of third parties and governmental entities and/or regulatory agencies or bodies including, but not limited to, the SEC necessary to the consummation of the transactions contemplated hereby (the “Third Party Consents”) and will provide to the other parties hereto copies of each such Third Party

Consent promptly after it is obtained. Each of Pubco, Merger Sub and LJR agrees to cooperate fully with the other parties hereto in connection with the obtaining of the Third Party Consents; provided, however, that no party shall be required to pay any additional sums to secure such Third Party Consents of the other parties hereto.

Section 5.13        Qualification as a Reorganization. None of Pubco, Merger Sub or LJR has taken or will take any action (other than actions expressly permitted by this Agreement), either before or after the Closing, which could cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.14        Confidentiality. If the transactions contemplated by this Agreement are not consummated (and in any event prior to the Closing Date), the parties hereto will, and will cause their respective representatives and advisors to, maintain the confidentiality of all information and materials obtained from the other parties hereto; provided, however, that the parties may provide information obtained from the other parties to its advisors, agents and employees for the limited purposes of analyzing, negotiating, financing, pursuing and consummating the transactions contemplated by this Agreement and except as required by applicable Law. Upon termination of this Agreement, the parties (and their respective representatives and advisors) will return to the other parties all materials obtained from each such party in connection with the transactions contemplated by this Agreement and all copies thereof.

Section 5.15        Tax Indemnification. Pubco shall indemnify the LJR Stockholder for any Additional Tax (as hereinafter defined) arising out of or related to the receipt of the Merger Consideration Shares by the LJR Stockholder pursuant to this Agreement in the event such consideration is subject to any Tax imposed by the Code or any other tax liability in excess of the LJR Stockholder's usual and expected tax liability, or any interest or penalties with respect to such Taxes (such Taxes, together with any interest or penalties thereon is herein referred to as the “Additional Tax”).

Article VI.
CONDITIONS TO PARTIES’ OBLIGATIONS

Section 6.01        Conditions to Pubco and Merger Sub Obligations.  The obligations of Pubco and Merger Sub under the Merger Documents are subject to the fulfillment, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by Pubco:

(a)                Representations, Etc. The representations and warranties of LJR under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects unless otherwise indicated elsewhere.

(b)               Compliance with Agreement. LJR shall have performed and complied in all material respects with all material agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c)                Default or Adverse Change. There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time or both, would constitute a Default or Event of Default and, since LJR Balance Sheet Date, there shall have been no material adverse change in the Condition of LJR. For purposes of this Agreement, “Default” shall mean a default or failure in the due observance or performance of any material covenant, condition or agreement on the part of a party to be observed or performed under the terms of the Merger Documents, if such default or failure in performance shall remain un-remedied for five (5) days. Furthermore, for purposes of this Agreement, “Event of Default” shall mean (i) the failure to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five (5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (ii) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness or (iii) the failure to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

(d)               Certificate of Officer.  LJR shall have delivered to Pubco and Merger Sub a certificate dated the Closing Date, executed on its behalf by its Chief Executive Officer or President of LJR, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 6.01.

(e)               No Restraining Order. No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain damages in respect of, the Merger Documents or the carrying out of the transactions contemplated by the Merger Documents.

(f)                Supporting Documentation. Pubco and Merger Sub shall have received the following:

(i)                        copies of the (A) Written Consent of the LJR Sole Stockholder, and (B) Written Consent of the Board of Directors of the LJR Stockholder, certified by the Secretary of LJR, authorizing and approving the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered pursuant thereto and the transactions contemplated thereby;

(ii)                       a certificate of incumbency executed by the Secretary of LJR certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the Articles of Incorporation and By-laws of LJR delivered to Pubco and Merger Sub at the time of the execution of this Agreement have been validly adopted and have not been amended or modified;

(iii)                       a certificate, dated the Closing Date, executed by LJR’s Chief Executive Officer or President, certifying that, except for the filing of the Articles of Merger:  (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of the Merger Documents and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties that are required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, the Merger Documents or the Articles of Merger or the carrying out of the transactions contemplated by the Merger Documents.

(iv)                        evidence as of a recent date of the good standing and corporate existence of LJR issued by the Secretary of State of the State of Louisiana and evidence that LJR is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities as of the Closing Date makes such qualification necessary; and

(v)                        such additional supporting documentation and other information with respect to the transactions contemplated hereby as Pubco and Merger Sub may reasonably request.

(g)               Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Pubco and Merger Sub. LJR shall furnish to Pubco and Merger Sub such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 6.01 as Pubco or its counsel may reasonably request.

Section 6.02        Conditions to LJR’s Obligations.  The obligations of LJR under the Merger Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by LJR.

(a)                Representations, Etc. The representations and warranties of Pubco and Merger Sub under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)               Compliance with Agreement. Pubco and Merger Sub shall have performed and complied in all material respects with all agreements and conditions required by the Merger Documents to be performed or complied with by them on or before the Closing Date.

(c)                No Default or Adverse Change. There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time or both, would constitute a Default or Event of Default and, since the Pubco Balance Sheet Date, there shall have been no material adverse change in the Condition of the Pubco.

(d)               Certificate of Officer. Pubco and Merger Sub shall have delivered to LJR a certificate dated the Closing Date, executed on their behalf by each of their respective President or Chief Executive Officer, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 6.02.

(e)                No Restraining Action. No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, any of the Merger Documents or the carrying out of the transactions contemplated by the Merger Document

(f)                No Indebtedness, Etc. Except as provided on Schedule 6.02(f), at Closing, neither Pubco nor Merger Sub shall have any Indebtedness nor any other amounts due and/or outstanding including, but not limited to, accounts payable.

(g)               Equity Credit Line. Pubco shall have entered into the Equity Credit Line with Alan Goddard and/or Michael Lichtenstein (or an Affiliate or designee of such Persons) for no less than $50,000,000 in the aggregate, the terms and conditions of which shall be satisfactory to LJR.

(h)               No Encumbrances. No assets and/or property of Pubco and/or any Subsidiary of Pubco shall be encumbered by any lien.

(i)                 Due Diligence. LJR shall have fully completed its due diligence and be satisfied with the results thereof relating directly and/or indirectly to Pubco and the Merger Sub and of the matters and transactions contemplated by the Merger Documents and of Pubco and/or Merger Sub.

(j)                 Supporting Documentation. LJR shall have received the following:

(i)                        copies of resolutions of Pubco’s and Merger Sub’s respective boards of directors and the sole stockholder of Merger Sub, certified by their respective Secretaries, authorizing and approving, to the extent applicable, the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered by them pursuant thereto and hereto;

(ii)                        a certificate of incumbency executed by the respective Secretaries of Pubco and Merger Sub certifying the names, titles and signatures of the officers authorized to execute the documents referred to in (i) above; and further certifying that the respective Articles or Certificate of Incorporation and By-laws of Pubco and Merger Sub appended thereto have not been amended or modified.

(iii)                        a certificate, dated the Closing Date, executed by the President or Chief Executive Officer of each of the Pubco and Merger Sub, certifying that (A) except for the filing of the Articles of Merger, all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of the Merger Documents and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties required for the Merger have been obtained and (B) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, the Merger Documents or the carrying out of the transactions contemplated by any of the Merger Documents;

(iv)                        evidence as of a recent date and within five (5) days of the Effective Time of the good standing and corporate existence of each of Pubco and Merger Sub issued by the Secretaries of State of the State of Nevada and Louisiana, respectively, and evidence that Pubco and Merger Sub are qualified to transact business as foreign corporations and are in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary; and

(v)                        a certificate of Pubco’s Transfer Agent certifying as of the Business Day prior to the Closing Date, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Pubco Common Stock, together with the number of shares of Pubco Common Stock held by each record owner and whether each of such shares are restricted and/or non-restricted.

(vi)                        a letter from Pubco’s Transfer Agent and registrar setting forth that the number of shares of Pubco Common Stock that would be issued and outstanding as of the Closing Date but prior to the closing of the Merger, is no more than 48,669,098 shares of Pubco Common Stock.

(vii)                        the executed resignation of Fred Luke as an officer of Pubco, such resignation to take effect at the Effective Time.

(viii)                        evidence as of no later than the Closing Date that all employees of Pubco and Merger Sub have either been terminated and evidence that all items of compensation, severance and related Taxes and benefits have been satisfied pre-Closing or will be satisfied post-closing with no further payment or obligation on the part of Pubco and Merger Sub.

(ix)                        such additional supporting documentation and other information with respect to the transactions contemplated hereby as LJR may reasonably request.

(x)                        a certified list from Pubco’s transfer agent dated the date immediately prior to the Effective Date showing that there are 48,669,098 shares of Pubco Common Stock issued and outstanding.

(k)               Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to LJR. Pubco and Merger Sub shall furnish to LJR such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 6.02 as LJR may reasonably request.

(l)                 Cash at Closing.   Pubco shall have cash on hand in an amount of at least $1.00 in Pubco’s bank account for any bone fide corporate use.  Pubco will have no ongoing contracts, obligations, Indebtedness and/or liabilities of any kind, or will reserve cash on hand over and above the $1.00 referenced in the prior sentence to pay all Indebtedness and/or liabilities as of the Closing except for its obligations under this Agreement.  Pubco shall have completely paid its counsel prior to the Closing and have no ongoing obligations for fees or expenses related to this Agreement or otherwise.

(m)             Equity Credit Line. The closing of the Equity Credit Line, which shall be on terms and conditions satisfactory to LJR, Alan Goddard and Michael Lichtenstein, shall have been fully executed.

(n)               Legal Opinion. LJR shall receive a legal opinion of Pubco’s Nevada legal counsel in form and substance reasonably satisfactory to Pubco including, but not limited to, that (i) no appraisal or dissenters rights are required to be provided to any holders of Pubco Common Stock or other Capital Stock of Pubco, and (ii) no approval by the holders of any Pubco voting stock is required as a result of the Merger and/or any of the transactions contemplated by the Merger Documents, other than those occurring post-Closing.

(o)               The Pubco C Preferred Shares Certificate of Designation and Pubco D Shares Certificate of Designation. The Pubco C Preferred Shares Certificate of Designation and the Pubco D Shares Certificate of Designation shall have been filed with the Secretary of State of the State of Nevada and shall be in form and substance satisfactory to LJR.

(p)               14f-1 Information Statement. At least thirteen (13) days prior to Closing, Pubco shall have filed the 14f-1 Information Statement with the SEC, and Pubco shall have mailed the 14f-1 Information Statement to each of the Stockholders of Pubco, and Pubco shall have otherwise complied with all of the provisions under Rule 14f-1 under the Exchange Act.

(q)               Director and Officer Insurance. Pubco shall have obtained a directors and officers liability insurance policy from such carriers and on terms and conditions satisfactory to LJR in its sole discretion but in any event with coverage of no less than $5,000,000.

(r)                 Conversion Amount for Pubco A Preferred Stock. Each holder of the Pubco A Preferred Shares shall enter into a Conversion Agreement pursuant to which, immediately following the Effective Time, all 742,500 shares of the issued and outstanding Pubco A Preferred Shares shall convert into in the aggregate 34,994,025 shares of Pubco Common Stock so that no shares of Pubco A Preferred Shares shall be outstanding.

(s)                Tax Matters.  LJR and the LJR Stockholder shall have received a written opinion of Ira L. Zuckerman (the "Tax Opinion"), a Principal at Zuckerman Law, LLC, hired by LJR and the LJR Stockholder, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) the exchange in the Merger of the LJR Common Stock for the Merger Consideration Shares will not give rise to currently taxable gain or loss to the LJR Stockholder with respect to such exchange.

(t)                 Exchange of LJR Exchangeable Debt. The Company shall issue Pubco LJR Exchangeable Debt Notes in the amounts and to the Persons set forth on Schedule 2.04 (which Schedule 2.04 may, following the date hereof but prior to Closing, be amended by LJR) and such Pubco LJR Exchangeable Debt Notes shall include such terms and conditions as set forth in the definition of Pubco LJR Exchangeable Debt Notes.

(u)               Pubco FF Exchange Notes. Pubco shall issue to Alan Goddard and Paradigm Capital Holdings, LLC (“Paradigm”), pursuant to the Note Assignment Agreement, dated as of May 11, 2018, by and among Mr. Goddard, Paradigm, Pubco and First Fire Global

Opportunities Funds, LLC, senior secured convertible notes of Pubco, bearing interest at the rate of eight percent (8%) per annum as follows (each a “Pubco FF Exchange Note”): to (i) Mr, Goddard, a $55,000 aggregate principal amount Pubco FF Exchange Note, and (ii) Paradigm, a $55,000 aggregate principal amount Pubco FF Exchange Note. Each Pubco FF Exchange Note shall initially be convertible into 16,700,000 shares of Pubco Common Stock and shall contain full-ratchet, anti-dilution rights, registration rights on the underlying Pubco Common Stock and shall include such other terms as mutually agreed to by Pubco, Mr. Goddard and Paradigm.

Notwithstanding anything to the contrary provided herein or elsewhere, in no event shall the Merger close without the conditions set forth in Sections 6.02(m), 6.02(t) and 6.02(u) being satisfied. Other than Sections 6.02(m), 6.02(t) and 6.02(u), LJR may waive compliance with any of the conditions precedent specified in this Section 6.02.

Article VII.

CLOSING

Section 7.01        Closing The closing of the Merger (the “Closing”) shall occur on or after all conditions to Closing set forth herein have been satisfied and/or waived (the “Closing Date”).  The Closing shall occur at the offices of Gusrae Kaplan Nusbaum PLLC, or at a location mutually agreed upon by the Parties or by electronic exchange of documents and funds.  At the Closing, Pubco shall present for delivery to the LJR Stockholder stock certificates representing (i) the Pubco D Preferred Shares, and (ii) the Pubco C Preferred Share to be issued pursuant to Section 1.08(a)(ii).  Such presentment for delivery shall be against delivery to Pubco and Merger Sub of the certificate, agreements and other instruments referred to in Section 6.01 hereof, and the certificates representing all of the LJR Common Stock issued and outstanding and held by the LJR Stockholder immediately prior to the Effective Time. Pubco will deliver at such Closing to LJR the officers’ certificate and opinion referred to in Section 6.02 hereof. All of the other documents, certificates and agreements referenced in Section 6 will also be executed as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

Article VIII.
TERMINATION PRIOR TO CLOSING

Section 8.01        Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)                By the mutual written consent of LJR, Merger Sub and Pubco;

(b)               By LJR, if Pubco or Merger Sub (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of their representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after LJR has notified Pubco and Merger Sub of its intent to terminate this Agreement pursuant to this paragraph (b);

(c)                By Pubco and Merger Sub if LJR (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date or (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Pubco or Merger Sub has notified LJR of its intent to terminate this Agreement pursuant to this paragraph (c);

(d)               By either LJR, on the one hand, or Pubco and Merger Sub, on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Pubco, Merger Sub or LJR that prohibits or materially restrains any of them from consummating the transactions contemplated hereby, provided that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry by any such court or governmental or regulatory agency; or

(e)                By either LJR, on the one hand, or Pubco and Merger Sub, on the other hand, if (i) the requisite Form 8-K with the requisite pro-forma financial information, or Form 8-K/A with the requisite pro-forma financial information have not been filed with the Commission; (ii) all conditions to Closing set forth herein have not been satisfied and/or waived, or (iii) for any reason other than delay or nonperformance of the party seeking such termination.

Section 8.02        Termination of Obligations.  Termination of this Agreement pursuant to this Article VIII shall terminate all obligations of the parties other than the provisions of Section 9.03 (Fees and Expenses), this Section 8.02 which provisions shall survive such termination, and except to the extent that such termination results from the knowing and intentional material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such termination shall not relieve any party of any liability or damages resulting from its knowing and intentional material breach of this Agreement or fraud. No termination of this Agreement shall affect the confidentiality obligations of the parties contained in this Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 8.03        Amendment. This Agreement may be amended by the parties at any time before the Effective Time; provided, however, that after any such approval, there shall not be made any amendment that by applicable Legal Requirements requires further approval by the LJR Stockholder without the further written approval of such LJR Stockholder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04        Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provision of Section 9.02, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Article IX.
MISCELLANEOUS

Section 9.01        Notices.  Any notice, request or other communication hereunder shall be given in writing and shall be served either personally, by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

(a)                If to Pubco or Merger Sub:

NuLife Sciences, Inc.

Park Tower Building,

4th Floor, Suite 4200-A

400 East Kaliste Saloom Road

Lafayette, Louisiana 70508-8517

Telephone: (225) 413-6392

Attention: Louis J. Resweber

Email: lou.resweber@gulfwestsecurity.com

with a copy to:

The Law Office of Stanley Blackstone, APLC

345 Doucet Road, Suite 101

Lafayette, Louisiana 70503-3488

Telephone: (337) 984-2101

Attention: Stanley B. Blackstone

Email: stanlaw2@cox.net

(b)               If to LJR:

LJR Security Services, Inc.

Park Tower Building,

4th Floor, Suite 4200-A

400 East Kaliste Saloom Road

Lafayette, Louisiana 70508-8517

Telephone: (225) 413-6392

Attention: Louis J. Resweber

Email: lou.resweber@gulfwestsecurity.com

with a copy to:

The Law Office of Stanley Blackstone, APLC

345 Doucet Road, Suite 101

Lafayette, Louisiana 70503-3488

Telephone: (337) 984-2101

Attention: Stanley B. Blackstone

Email: stanlaw2@cox.net

Notices shall be deemed received at the earlier of actual receipt or three (3) Business Days following mailing. Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.

Section 9.02        Entire Agreement.  This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein including all instruments, agreements and disclosure letters, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter written and oral, except for the rights of the LJR Stockholder to receive the shares of Pubco Common Stock and the Pubco C Preferred Share as provided in Section 1.08(a)(ii) after the Effective Time in the event the Merger is consummated, are not intended to and do not confer upon any Person other than the parties hereto any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the terms of this Agreement without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.03        Expenses. Each party shall be responsible for all of its own fees and expenses including, but not limited to, legal and professional fees and expenses.

Section 9.04        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that neither party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the others, which may be withheld in its sole discretion, and any such transfer or assignment without said consent shall be void.

Section 9.05        No Third Parties Beneficiaries.  Unless otherwise mutually agreed in writing by the Parties, this Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

Section 9.06        Counterparts.  This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

Section 9.07        Recitals, Schedules and Exhibits.  The Recitals and all Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

Section 9.08        Section Headings and Gender.  The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

Section 9.09        Governing Law.  This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of Louisiana without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the Parish of Lafayette, State of Louisiana. By its execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the Parish of Lafayette, State of Louisiana and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in the Parish of Lafayette, State of Louisiana. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

Section 9.10        Nonsurvival of Representations, Warranties and Agreements. All representations and warranties of Pubco and Merger Sub contained in this Agreement and/or in any certificate delivered pursuant to this Agreement shall terminate six (6) months following the Closing.

Section 9.11        Definitions. Unless the context otherwise requires, the terms defined in this Section 9.11 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Acquisition Proposal” shall have the meaning assigned to such term in each of Section 4.02(d) hereof, as applicable.

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Agreement” shall mean this Agreement.

“Balance Sheet” and “Balance Sheet Date” shall have the meanings assigned to such terms in Section 2.10 hereof.

“Benefit Arrangements” shall have the meaning assigned to it in Section 2.14 hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Legal Requirements to close.

“Capital Stock” or “capital stock” means (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock; (ii) with respect to a partnership, limited liability company, or similar entity, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (iii) any other equity ownership or participation.

“Articles of Merger” shall have the meaning assigned to it in the second recital of this Agreement.

“Closing” and “Closing Date” shall have the meanings assigned to such terms in Article VIII hereof

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Condition of LJR” shall have the meaning assigned to it in Section 2.02 hereof.

“Condition of Pubco” shall have the meaning assigned to it in Section 3.14 hereof.

“Default” shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of LJR or the Pubco, as applicable, to be observed or performed under the terms of this Agreement or the Statement of Merger, if such default or failure in performance shall remain unremedied for five (5) days.

“Effective Time” shall have the meaning assigned to it in Section 1.03 hereof.

“Environmental Laws” shall mean any federal, state, local, municipal, foreign or other law, statute, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental body, relating to (x) pollution, contamination, protection, remediation or reclamation of the environment, (y) emissions, discharges, disseminations, releases or threatened releases of hazardous substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (z) the management, manufacture, processing, labeling, distribution, use, treatment, storage, disposal, transport, recycling or handling of hazardous substances.

“Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

“ERISA” shall have the meaning assigned to it in Section 2.14 hereof.

“Exchange” shall have the meaning set forth in Section 6.02(u).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Notes” shall have the meaning set forth in Section 6.02(u).

“Event of Default” shall mean (a) the failure of LJR or Pubco, as applicable to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five (5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of LJR or Pubco to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

“Indebtedness” shall mean any obligation of LJR or Pubco, as applicable, which under generally accepted accounting principles is required to be shown on the balance sheet of LJR as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of LJR or Pubco shall be deemed to be Indebtedness even though such obligation is not assumed by LJR.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of LJR or Pubco, as applicable, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by LJR or Pubco, as applicable, or for which LJR is otherwise contingently liable.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“knowledge” and “know” means, when referring to any Person, the actual knowledge of such Person of a particular matter or fact, and what that Person would have reasonably known after due inquiry.  A Person that is an entity will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has served, as an officer (or performed substantially the same services even though they did not have the title of an “officer”) of such entity will be deemed to have actual "knowledge" of such fact or other matter, or had actual "knowledge" during the time of such service of such fact or other matter, or would have had "knowledge" of such particular fact or matter after due inquiry.

“LBCA” shall have the meaning assigned to it in the second recital hereof.

“LJR” shall mean LJR Security Services, Inc., a Louisiana corporation.

“LJR Common Stock” shall have the meaning assigned to it in Section 1.08(a)(i).

“LJR Exchangeable Debt” shall have the meaning assigned to it in Section 2.04.

“LJR Sole Stockholder Written Consent” shall have the meaning assigned to it in Section 5.06.

“Legal Requirements“ means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Merger” shall have the meaning assigned to it in the first recital hereof.

“Merger Consideration Shares” shall have the meaning assigned to it in Section 1.08(a)(ii) hereof.

“Merger Sub” means a Louisiana corporation.

“Note Amendment” shall have the meaning assigned to it in Section 2.11 hereof.

“Paradigm” shall have the meaning assigned to it in Section 6.02(u) hereof.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen's compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of LJR that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by LJR in its business.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

“Pubco” shall mean NuLife Sciences, Inc., a Nevada corporation.

“Pubco A Preferred Shares” shall have the meaning assigned to it in Section 3.05(a) hereof.

“Pubco Balance Sheet” and “Pubco Balance Sheet Date” shall have the meanings assigned to them in Section 3.14 hereof.

“Pubco C Preferred Shares” shall have the meaning assigned to it in Section 1.08(a)(ii) hereof.

“Pubco D Preferred Shares Certificate of Designation” shall have the meaning assigned to it in Section 1.08(a)(ii) hereof.

“Pubco Common Stock” shall have the meaning assigned to it in Section 1.08(a)(ii) hereof.

“Pubco D Preferred Shares” shall have the meaning assigned to it in Section 1.08(a)(ii) hereof.

“Pubco D Preferred Shares Certificate of Designation” shall have the meaning assigned to it in Section 1.08(a)(ii) hereof.

“Pubco FF Exchange Note” shall have the meaning assigned to it in Section 6.02(u) hereof.

“Pubco Financial Statements” shall have the meaning assigned to it in Section 3.09 hereof.

“Pubco LJR Exchangeable Debt Notes” means the senior secured convertible notes of Pubco issuable in exchange (the “Exchange”) and on a dollar for dollar basis to the Persons who hold LJR Exchangeable Debt, each of which Persons and the aggregate principal amount of LJR Exchangeable Debt held by such Persons is set forth on Schedule 2.04 (which may be amended to update the information therein following the date hereof and prior to the Closing Date). In addition to the terms set forth in this definition of Pubco LJR Exchangeable Debt Notes, such Pubco LJR Exchangeable Debt Notes shall bear interest at the rate of eight percent (8%) per annum and include conversion rights into Pubco Common Stock, full-ratchet anti-dilution clauses, registration rights on the underlying Pubco Common Stock, events of defaults and Pubco covenants, all of which and such other terms thereof shall be mutually agreed to by the holders of the Pubco LJR Exchangeable Notes and Pubco prior to and as a condition to Closing.

“Pubco SEC Documents” shall have the meaning assigned to it in Section 3.08(c) hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

”Stockholders” shall mean all of the stockholders of LJR.

“Subsidiary,” when used with respect to any party, means any corporation or other entity, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, Capital Stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

Section 9.12        Interpretation and Other Matters.

(a)                When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words without limitation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b)               Each of Pubco and LJR has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement, that such information is material, constitutes or has resulted in or would reasonably be expected to result in a Material Adverse Effect or is outside the ordinary course of business. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material”, Material Adverse Effect” or other similar terms in this Agreement.

(c)                Pubco agrees to cause Merger Sub to comply with its obligations under this Agreement.

Section 9.13        Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents, instruments, Schedules, Exhibits and disclosure letters referred to herein) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for the rights of the LJR Stockholder to receive shares of Pubco D Preferred Shares and Pubco C Preferred Share after the Effective Time in the event the Merger is consummated pursuant to Article I and the Tax Opinion pursuant to Section 6.02(s), are not intended to confer upon any Person other than the parties any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the terms of this Agreement without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.14        Representations. Each party hereto agrees that, except for the representations and warranties contained in Article II and Article III of this Agreement, neither LJR, Pubco or Merger Sub makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, including the Merger, notwithstanding the delivery or disclosure to any other party or any other party’s representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the parties in this Agreement, each of the parties agrees that none of the other parties makes or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of such party or the future business, operations or affairs of such party heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it with respect to such party or the business, operations or affairs of such party, except to the extent and as expressly covered by a representation and warranty made in this Agreement.

Section 9.15        Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 9.16        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Legal Requirements in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.17        Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE PAGE OF AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PUBCO:

NULIFE SCIENCES, INC., a Nevada corporation

By:

Name:

Title:

MERGER SUB:

NULIFE ACQUISITION CORPORATION, a Louisiana corporation

By:

Name:

Title:

 LJR:

 LJR SECURITY SERVICES, INC., a Louisiana corporation

By:

Name:

Title:

END OF SIGNATURE PAGE TO AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

EXHIBIT A

Articles of Merger

EXHIBIT B

Articles of Incorporation of Merger Sub

EXHIBIT C

By-laws of Merger Sub

EXHIBIT D

Certificate of Designation of the Series D Preferred Stock of Pubco

EXHIBIT E

Certificate of Designation of the Series C Super Voting Stock of Pubco